UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Lattice Semiconductor Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 3, 2006

TO OUR STOCKHOLDERS:

You are cordially invited to attend the annual meeting of the stockholders of Lattice Semiconductor Corporation, which will be held on Tuesday, May 2, 2006, at 1:00 p.m., at our Corporate Headquarters, 5555 NE Moore Court, Hillsboro, Oregon, 97124-6421.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon at the meeting. Included with the Proxy Statement is a copy of our 2005 Annual Report to Stockholders on Form 10-K. Also included is a proxy card for you to record your vote and a return envelope for your proxy card.

It is important that your shares be represented and voted at the meeting whether or not you plan to attend. Therefore, we urge you to vote your shares by signing and dating the enclosed proxy card and returning it in the envelope provided.

Sincerely,

Steve Skaggs
President and Chief Executive Officer

Whether or not you plan to attend the meeting, please vote your shares by signing and dating the enclosed proxy card and returning it in the envelope provided. If you receive more than one proxy card because you own shares that are registered differently, then please vote all of your shares shown on all of your proxy cards following instructions listed on each of the individual proxy cards. Thank you.

5555 NE Moore Court
Hillsboro, Oregon 97124-6421

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 2, 2006

TO OUR STOCKHOLDERS:

The Annual Meeting of Stockholders of Lattice Semiconductor Corporation will be held at our Corporate Headquarters, 5555 NE Moore Court, Hillsboro, Oregon, 97124-6421, on Tuesday, May 2, 2006, at 1:00 p.m., Pacific Time, for the following purposes:

1.                To elect two Class II directors, for a term of three years;

2.                To approve amendments to the 2001 Outside Directors’ Stock Option Plan;

3.                To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2006; and

4.                To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 7, 2006, are entitled to vote at the meeting or any adjournment thereof.

All stockholders are invited to attend the meeting in person. Whether or not you plan to attend the meeting, to assure your representation at the meeting, please promptly sign and return the accompanying proxy card in the enclosed return envelope. Any stockholder of record entitled to vote at the meeting may vote in person at the meeting even if he or she has returned a proxy.

By Order of the Board of Directors

Martin R. Baker
Secretary

Hillsboro, Oregon

April 3, 2006

5555 NE MOORE COURT
HILLSBORO, OREGON 97124-6421

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our board of directors is soliciting proxies to be used at the 2006 annual meeting of stockholders to be held at our Corporate Headquarters, 5555 NE Moore Court, Hillsboro, Oregon, 97124-6421 on Tuesday, May 2, 2006, at 1:00 p.m., Pacific Time, or at any adjournment thereof.

This proxy statement, the accompanying proxy card and our Annual Report on Form 10-K were mailed on or about April 3, 2006, to all stockholders entitled to vote at the meeting.

Who Can Vote

Record holders of common stock at the close of business on March 7, 2006, may vote at the meeting. On March 7, 2006, there were 113,719,506 shares of common stock outstanding. Each stockholder has one vote for each share of common stock owned as of the record date. The common stock does not have cumulative voting rights.

How To Vote

Stockholders may vote their shares in person by attending the annual meeting. Stockholders may also vote by mail by signing, dating and mailing the enclosed proxy card. The proxy holders will vote your shares in accordance with the instructions on your proxy card. Stockholders who hold their shares through a bank or broker should vote their shares in the manner prescribed by the bank or broker. If you do not specify how to vote your shares on your proxy card, we will vote them (i) for each of the nominees for director named herein, (ii) for approval of the amendments to the 2001 Outside Directors Stock Option plan, (iii) for ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2006, and (iv) in accordance with the recommendations of our board of directors, or, if no recommendation is given, in the discretion of the proxy holders, on any other business that may properly come before the meeting or any adjournment or adjournments thereof.

Revoking Your Proxy

You may revoke your proxy at any time before it is exercised by:

•       sending a written notice of revocation to the Secretary of Lattice;

•       submitting a properly signed proxy with a later date; or

•       voting in person at the meeting.

Quorum; Abstentions; Broker Non-Votes

A majority of the shares of common stock issued and outstanding on March 7, 2006, present in person at the meeting or represented at the meeting by proxy, will constitute a quorum. Shares that are voted “FOR”, “AGAINST”, “ABSTAIN”, or “WITHHELD” from a proposal are treated as being present at the meeting for purposes of establishing a quorum.

The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as shares present at the meeting for purposes of determining whether a quorum exists and have the effect of a vote against any matter as to which they are specified. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker non-votes”) are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting; however, broker non-votes are not deemed to be votes cast. As a result, broker non-votes are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes against the proposal.

PROPOSAL 1: ELECTION OF DIRECTORS

Our board of directors is divided into three classes. Directors are elected to serve staggered three-year terms, such that the term of one class of directors expires each year. Classes consist of two or three directors. Pursuant to action by the nominating and governance committee of the board of directors, the company will be nominating two Class II directors, named below, at the meeting to serve three-year terms ending in 2009. We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the board of directors to substitute another person for the nominee, we will vote your shares for that other person.

The following table briefly describes the nominees for director and the directors whose terms will continue. Except as otherwise noted, each has served in his principal occupation for at least five years. There are no family relationships among any of our directors or officers.

Nominee	Age	Principal Occupation and Other Directorships	Director Since	Current Term Expires	Class
Daniel S. Hauer	69	Business consultant since November 1998; Chairman of the Board of Epson Electronics America until November 1998.	1987	2006	II
Balaji Krishnamurthy	52	Chairman, President and Chief Executive Officer of Planar Systems, Inc. until September 2005.	2005	2006	II
Continuing Directors
David E. Coreson	59	Former Senior Vice President of Tektronix Inc.	2005	2007	III
Gerhard Parker	62	Former Executive Vice President of Intel Corporation; member of Board of Directors of Applied Materials Inc. and FEI Co.	2005	2007	III
Patrick S. Jones	61	Former Chief Financial Officer of Gemplus SA, former Vice President, Finance and Corporate Controller of Intel Corporation; member of Board of Directors of Genesys SA.	2005	2008	I
Harry A. Merlo	80	President of Merlo Corporation since July 1995; President and Chairman of the Board of Louisiana-Pacific Corporation until June 1995.	1983	2008	I
Stephen A. Skaggs	43	Our Chief Executive Officer since August 2005 and President since October 2003; previously served as Senior Vice President and Chief Financial Officer from August 1996 until October 2003, and as Secretary from August 1996 until August 2005.	2005	2008	I

The board of directors appointed two new directors, Gerhard Parker and Balaji Krishnamurthy, in December 2005. Mr. Krishnamurthy is one of the two class II directors standing for election at this annual meeting. Along with several other potential candidates, both Mr. Parker and Mr. Krishnamurthy were identified by an outside executive search firm engaged by the nominating and governance committee. After considering the qualifications of many candidates identified by the search firm, as well as interviewing certain candidates, the nominating and governance committee recommended that the board of directors appoint Mr. Parker and Mr. Krishnamurthy to the board.

Following the promotion of Stephen A. Skaggs to the office of Chief Executive Officer in August 2005, the board of directors, on the recommendation of the nominating and governance committee, appointed him as a director in November 2005.

In January 2006, Soo Boon Koh, one of our current Class II directors, informed the board of directors that she would not stand for re-election.

Under the terms of our amended and restated bylaws and corporate governance guidelines, which were approved by the board of directors in January 2006, any director appointed by the board of directors to fill future vacancies on the board will be required to stand for election at the first annual stockholders meeting following the director’s appointment.

Required Vote

The nominees receiving the highest number of affirmative votes of the votes cast at the meeting on this matter shall be elected as the Class II directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF DANIEL HAUER AND BALAJI KRISHNAMURTHY AS CLASS II DIRECTORS OF THE COMPANY.

If the election of directors at this annual meeting is uncontested and any director receives a greater number of “withheld” votes than “for” votes, then pursuant to our Corporate Governance Policies, such director shall submit a letter of resignation for consideration by the nominating and governance committee. The nominating and governance committee shall recommend to the board the action to be taken with respect to such offer of resignation. Within 120 days of the shareholder meeting, the board shall act with respect to such offer of resignation.

Director Independence

The board has determined that each of the directors, except Mr. Skaggs, is independent within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market, Inc. (“Nasdaq”) director independence standards, as currently in effect. Furthermore, the board has determined that each of the members of each of the committees of the board is “independent” within the meaning of the applicable rules and regulations of the SEC and the Nasdaq director independence standards, as currently in effect.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the board at our annual meetings of stockholders, directors are encouraged to attend. All directors attended the last annual meeting of stockholders.

Board Meetings and Committees

In 2005, the board of directors held a total of eight meetings, and acted once by written consent. The independent directors meet regularly without the presence of management. Mr. Merlo, in his capacity as the presiding independent director, led meetings of independent directors for a portion of 2005. The board of directors appointed Patrick S. Jones, also an independent director, chairman of the board in June 2005. Each of our current directors attended or participated in more than 75% of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the Board on which such director served.

Our board of directors currently has three standing committees:  the audit committee, the compensation committee, and the nominating and governance committee. Each of these committees operates under a written charter adopted by the board. Our board of directors also formed a special litigation committee in January 2005 in response to the shareholder derivative actions filed against certain of our current and former directors and officers. The work of the committee concluded with the settlement of the derivative actions in January 2006.

Audit Committee

The company has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The audit committee oversees the accounting and financial reporting process and the external audit process of the company and assists the board of directors in the oversight and monitoring of (i) the integrity of the financial statements of the company, (ii) the internal accounting and financial controls of the company, (iii) compliance with legal and regulatory requirements, and (iv) the qualifications, performance, and independence of the company’s independent registered public accounting firm. In this capacity, the audit committee is responsible for appointing, approving the compensation of, and overseeing the work of the independent registered public accounting firm. In addition, the audit committee reviews and approves all work performed by the independent registered public accounting firm. The audit committee meets with management and our independent registered public accounting firm, who have access to the audit committee without the presence of management representatives.

During 2005, the audit committee was composed of Mr. Jones, Mr. Merlo, and Soo Boon Koh, and, for portions of the year, Mr. Parker and former director Mark Hatfield. The audit committee met fourteen times in 2005. Currently, the committee is composed of Mr. Jones, Mr. Merlo, Mr. Parker, and Ms. Koh, who will no longer serve as a member of the audit committee as of our annual meeting of stockholders. Our board of directors has determined that both Mr. Jones and Mr. Merlo qualify as audit committee financial experts as this term has been defined under the rules and regulations of the SEC.

The charter of the audit committee is available on our website at http://www.latticesemi.com/corporate/investorrelations/governance/index.cfm.

Compensation Committee

The compensation committee evaluates and, subject to obtaining the agreement of all the independent directors, approves our chief executive officer’s compensation, including salary, equity, and bonus compensation, and evaluates and approves the compensation of our other executive officers. The committee also administers our employee stock option plans and handles other compensation issues. During 2005, the compensation committee was composed of Mr. Coreson, Mr. Hauer, our former director Mr. Hatfield, and, for a portion of the year, Mr. Krishnamurthy.  The compensation committee met nine times and acted two times by unanimous written consent in 2005. Currently, the committee is composed of Mr. Coreson, Mr. Hauer, and Mr. Krishnamurthy.

The charter of the compensation committee is available on our website at http://www.latticesemi.com/corporate/investorrelations/governance/index.cfm.

Nominating and Governance Committee

The nominating and governance committee identifies qualified persons to become directors and recommends candidates for all vacant directorships to be filled by the board or by the stockholders, reviews and evaluates the performance of the board of directors and each committee of the board, makes recommendations to the board for nominees to the committees of the board, and oversees compliance with our corporate governance policies. During 2005, the nominating and governance committee was composed of Mr. Jones, Mr. Merlo, and, for a portion of the year, Mr. Hauer, Ms. Koh, and our former director Mr. Hatfield. The nominating and governance committee met four times in 2005. Currently, the committee is composed of Mr. Jones and Mr. Merlo.

The nominating and governance committee believes that each company director should have certain minimum personal qualifications, including the following:

•                    professional competence, expertise, and diversity of background that is useful to the company;

•                    the desire and ability to serve as a director, and to devote the time and energy required to fulfill the responsibilities of the position successfully;

•                    character, judgment, experience, and temperament appropriate for a director; and

•                    independence, together with personal and professional honesty and integrity of the highest order.

The committee evaluates candidates for nomination on the basis of their individual qualifications, and also on the basis of how such individuals would fill a need on the board of directors. Factors in such determination include:

•                    the current size and composition of the board;

•                    the independence of the board and its committees;

•                    the presence on the board of individuals with expertise in areas useful to the company;

•                    the diversity of individuals on the board, including their personal characteristics, experiences, and backgrounds;

•                    the number of other boards on which the candidate serves; and

•                    such other factors as the committee or the board consider significant.

The nominating and governance committee will consider candidates for our board of directors suggested by its members, other members of the board of directors, our senior management, individuals personally known to members of our board, and our stockholders. From time to time, the committee may solicit proposals for candidates from interested constituencies, or may use paid third-party search firms to identify candidates. Under the terms of its charter, the committee is obligated to consider in good faith any candidate recommended by one or more of our ten largest unaffiliated stockholders of record, provided that, in the committee’s judgment, the candidate satisfies the criteria for board service set forth in the committee’s charter. The committee evaluates candidates in the same manner regardless of how such candidates are brought to the attention of the committee.

Stockholders who wish to submit names of candidates for our board of directors for consideration by the nominating and governance committee should do so in writing, addressed to the nominating and governance committee, c/o Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421, and should include the following information:

•                    A statement that the writer is a stockholder and is proposing a candidate for consideration by the committee (if the stockholder believes that they are one of our ten largest unaffiliated stockholders, then the stockholder should include language to this effect in their statement);

•                    The name and contact information for the candidate;

•                    A statement of the candidate’s occupation and background, including education and business experience;

•                    Information regarding each of the factors listed above, sufficient to enable the committee to evaluate the candidate;

•                    A statement detailing (i) any relationship or understanding between the candidate and the company, or any customer, supplier, competitor, or affiliate of the company; and (ii) any relationship or understanding between the candidate and the stockholder proposing the candidate for consideration, or any affiliate of such stockholder;

•                    A statement that the candidate is willing to be considered for nomination by the committee and willing to serve as a director if nominated and elected.

Additional information may be requested by the committee as appropriate.

In addition, our bylaws permit stockholders to nominate individuals to stand for election to our board of directors at an annual stockholders meeting. Stockholders wishing to submit nominations must notify us of their intent to do so on or before the date specified under “Stockholder Proposals—Other Stockholder Proposals and Director Nominations.”  Such notice must include the information specified in our bylaws, a copy of which is available from our corporate secretary upon written request.

The charter of the nominating and governance committee is available on our website at http://www.latticesemi.com/corporate/investorrelations/governance/index.cfm.

Special Litigation Committee

As previously disclosed by the company, in September and October 2004, two shareholder derivative complaints were filed, purportedly on behalf of Lattice Semiconductor Corporation, in the Circuit Court of the State of Oregon for the County of Washington, against all of our then current directors, certain former directors, and certain executive officers. The derivative plaintiffs made allegations substantially similar to those in the putative class action complaints against the company, which relate to the restatement of the company’s financial results for the first, second, and third quarters of 2003, as well as allegations of breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, and unjust enrichment. Consistent with the usual procedures for cases of this kind, these cases were consolidated into a single putative shareholder derivative action.

In January 2005, the board of directors deemed it advisable to establish a special litigation committee to conduct an investigation of the claims alleged in the derivative action to determine whether the company should undertake or defend against any litigation against one or more of the directors, former directors, officers of the company or others. The board  further authorized the committee to undertake and supervise any necessary action to implement any of the findings and determinations resulting from its investigation, including but not limited to court filings, motions, settlement discussions or agreements. The board appointed Mr. Coreson and Mr. Jones, neither of whom had been named as a defendant in the derivative action or had been involved in the matters referred to in the action, to serve as members of the special litigation committee. The committee met nine times in 2005.

In December 2005, the special litigation committee agreed with counsel for the derivative plaintiffs on a settlement of the derivative action on terms that, among other things, provided for the board of directors to adopt specified corporate governance changes, for the dismissal with prejudice of all claims asserted by the derivative plaintiffs, and for the payment of plaintiffs’ counsel’s fees and expenses. The stipulation of settlement entered into by the parties did not contain any finding of fault or admission of wrongdoing or liability on the part of Lattice or any of the individual defendants in the litigation. The settlement was approved by the Circuit Court and the derivative litigation was dismissed on January 30, 2006. The agreed upon corporate governance changes, and additional corporate governance changes initiated by the board of directors, were adopted by the board on January 31, 2006.

The work of the special litigation committee concluded with the settlement of the derivative actions.

Communications with the Board

Stockholders may communicate with the board of directors by writing to us c/o Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421. Stockholders who would like their submission directed to a member of the board of directors may so specify, and the communication will be forwarded, as appropriate.

Director’s Compensation

Directors who are also our employees (currently Mr. Skaggs) receive no additional or special compensation for serving as directors. Each non-employee director receives an annual retainer of $20,000, plus $1,500 for each board meeting and $1,000 for each committee meeting they attend. The directors who chair the standing committees of the board receive annual fees in the following amounts: audit committee $10,000, compensation committee $5,000, and nominating and governance committee $5,000. Members of the special litigation committee formed in 2005 received a $10,000 retainer, plus $1,000 for each committee meeting they attended. The board of directors limited total compensation for service on the special litigation committee to $20,000 per member, inclusive of the retainer. Additionally, our chairman of the board, Patrick S. Jones, receives a monthly retainer of $5,000 for his service as chairman.

Non-employee directors also receive options to purchase shares of our common stock. Director options were issued in 2005 under our 2001 Outside Directors’ Stock Option Plan (the “2001 Plan”), which provides for automatic grants of stock options to non-employee directors.  Under the 2001 Plan, new non-employee directors are granted an option exercisable for 72,000 shares upon initial appointment to the board. These options generally vest quarterly over a four-year period and expire ten years from the grant date. In addition, each year our non-employee directors are granted an option exercisable for 18,000 shares (directors appointed in that year receive a prorated number of shares based on when they joined the board of directors).  These options generally vest quarterly over a one-year period beginning three years after the grant date and expire ten years from the grant date. In 2005, Mr. Hauer, Ms. Koh, Mr. Merlo, and our former director Mr. Hatfield were each granted an option exercisable for 18,000 shares. Mr. Coreson and Mr. Jones were each granted options exercisable for 72,000 and 9,000 shares. Mr. Krishnamurthy and Mr. Parker were appointed as directors in December 2005, and each of them was granted an option exercisable for 72,000 shares in January 2006.

As discussed in greater detail hereafter in Proposal Two, stockholders are being asked to approve an amendment to the 2001 Plan to, among other things, increase the number of shares initially granted to each director from 72,000 to 90,000, to increase the number of shares granted each year thereafter from 18,000 to 22,500, and to change the vesting schedules for such option grants.

Employment Agreements

On August 9, 2005, the Company and Mr. Skaggs entered into an employment agreement. Under the terms of the employment agreement, Mr. Skaggs’ base annual salary is $400,000. He also received an option to purchase 650,000 shares of common stock. The option has a ten-year term and will vest at a rate of 6.25% of the shares every three months so long as Mr. Skaggs continues as a service provider to the Company.

The agreement also entitled Mr. Skaggs to receive a bonus for the 2005 fiscal year of up to $150,000, 50% of which was earned on December 30, 2005 on the basis of Mr. Skaggs’s continued employment as of such date. The remaining potential 50% of his 2005 fiscal year bonus compensation was based on the achievement of performance objectives that were mutually agreed upon in writing by the compensation committee and Mr. Skaggs. On January 31, 2006, the compensation committee recommended to the board and the board approved a payment of a bonus of $127,500 to Mr. Skaggs. For subsequent fiscal years, Mr. Skaggs will participate in an executive bonus plan that was established by the Company. Under this plan, Mr. Skaggs will be eligible to receive a target bonus of up to 70% of his annual base salary (or such higher figure as determined by the compensation committee) based on the achievement of specific milestones to be mutually agreed upon by the compensation committee and Mr. Skaggs, provided that Mr. Skaggs may receive an annual bonus of up to twice his annual salary for superior achievement of the milestones.

The employment agreement is “at-will”, and the Company may terminate Mr. Skaggs’ employment with or without Cause (as defined in the employment agreement) by giving Mr. Skaggs 30 days advance written notice. Mr. Skaggs may also terminate his employment by giving the Company 30 days advance written notice.

If the Company terminates Mr. Skaggs’ employment without Cause or if Mr. Skaggs terminates his employment with Good Reason (as defined in the employment agreement), then he will be entitled to receive (i) a severance payment equal to 1.5 times his then annual base salary plus 1.0 times his then target bonus, (ii) reimbursement of health insurance premiums for a period of 18 months following his termination date (or such earlier date upon which he receives comparable medical coverage), and (iii) immediate vesting under all of his then outstanding equity awards as if he had continued employment for an additional 12 months following his termination date. In addition, if Mr. Skaggs is terminated without Cause or terminates his employment with Good Reason within 24 months of a Change in Control (as defined in the employment agreement), then (x) he will receive a severance payment equal to 2.0 times his then current base salary plus 2.0 times his target bonus, (y) he will receive reimbursement of health insurance premiums for 24 months, and (z) all of his outstanding equity awards will become fully vested and exercisable on the termination date. All severance payments are conditional upon the execution by Mr. Skaggs of a release of claims against the Company and his compliance with certain obligations owed to the Company under his employment agreement.

If any of the benefits and payments provided under the employment agreement are considered “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and are thus subject to the excise tax imposed by Section 4999 of the Code, the Company will provide Mr. Skaggs with a payment sufficient to cover such excise tax and an additional payment to cover the federal and state and employment taxes that will arise from this payment from the Company, not to exceed $1,000,000.

On November 3, 2005, the Company entered into employment agreements with three of its executive officers:  Jan Johannessen, its Senior Vice President and Chief Financial Officer, Martin Baker, its Corporate Vice President, General Counsel and Secretary, and Stephen Donovan, its Corporate Vice President, Sales.

Under the terms of his employment agreement, Mr. Johannessen’s base annual salary is $262,096. The agreement also entitled Mr. Johannessen to receive a bonus for the 2005 fiscal year of up to $100,000, 50% of which was earned on December 30, 2005 on the basis of Mr. Johannessen’s continued employment as of such date. The remaining potential 50% of his 2005 fiscal year bonus compensation was based on the achievement of performance objectives that were mutually agreed upon in writing by the compensation committee and Mr. Johannessen. On January 31, 2006, the compensation committee approved payment of a bonus of $85,000 to Mr. Johannessen. For subsequent fiscal years, Mr. Johannessen will participate in an executive bonus plan established by the Company. Under this plan, Mr. Johannessen will be eligible to receive a target bonus of up to 40% of his annual base salary (or such higher figure as determined by the compensation committee) based on the achievement of specific milestones to be mutually agreed upon by the compensation committee and Mr. Johannessen; provided that Mr. Johannessen may receive an annual bonus of up to 250% of the target bonus for superior achievement of the milestones.

Under the terms of his employment agreement, Mr. Baker’s base annual salary is $224,698. The agreement also entitled Mr. Baker to receive a bonus for the 2005 fiscal year of up to $80,000, 50% of which was earned on December 30, 2005 on the basis of Mr. Baker’s continued employment as of such date. The remaining potential 50% of his 2005 fiscal year bonus compensation was based on the achievement of performance objectives that were mutually agreed upon in writing by the compensation committee and Mr. Baker. On January 31, 2006, the compensation committee approved payment of a bonus of $68,000 to Mr. Baker. For subsequent fiscal years, Mr. Baker will participate in an executive bonus plan established by the Company. Under this plan, Mr. Baker will be eligible to receive a target bonus of up to 30% of his annual base salary (or such higher figure as determined by the compensation committee) based on the achievement of specific milestones to be mutually agreed upon by the compensation committee and Mr. Baker; provided that Mr. Baker may receive an annual bonus of up to 250% of the target bonus for superior achievement of the milestones.

Under the terms of his employment agreement, Mr. Donovan’s base annual salary is $227,115. The agreement also entitled Mr. Donovan to receive a bonus for the 2005 fiscal year of up to $40,000, 50% of which was earned on December 30, 2005 on the basis of Mr. Donovan’s continued employment as of such date. The remaining potential 50% of his 2005 fiscal year bonus compensation was based on the achievement of performance objectives that were mutually agreed upon in writing by the compensation committee and Mr. Donovan. On January 31, 2006, the compensation committee approved payment of a bonus of $34,000 to Mr. Donovan. For subsequent fiscal years, Mr. Donovan will participate in an executive bonus plan established by the Company. Under this plan, Mr. Donovan will be eligible to receive a target bonus of up to 30% of his annual base salary (or such higher figure as determined by the compensation committee) based on the achievement of specific milestones to be mutually agreed upon by the compensation committee and Mr. Donovan; provided that Mr. Donovan may receive an annual bonus of up to 250% of the target bonus for superior achievement of the milestones.

Each of the employment agreements with Mr. Johannessen, Mr. Baker, and Mr. Donovan is “at-will”, and the Company may terminate the employment of any of them with or without Cause (as defined in the employment agreement) by giving the executive officer 30 days advance written notice. Each of Mr. Johannessen, Mr. Baker, and Mr. Donovan may also terminate his employment by giving the Company 30 days advance written notice.

If the Company terminates the employment of any of Mr. Johannessen, Mr. Baker, or Mr. Donovan without Cause or if any of these executive officers terminates his employment with Good Reason (as defined in the employment agreement), then the executive officer will be entitled to receive (i) a severance payment equal to 1.0 times his then annual base salary plus 1.0 times his then target bonus (adjusted pro rata on a monthly basis depending on the month the termination occurs) and (ii) reimbursement of health insurance premiums for a period of 12 months following his termination date (or such earlier date upon which he receives comparable medical coverage). In addition, if any of Mr. Johannessen, Mr. Baker, or Mr. Donovan is terminated without Cause or terminates his employment with Good Reason within 24 months of a Change in Control (as defined in the employment agreement), the executive officer will (i) receive a severance payment equal to 1.0 times his then current base salary plus 1.0 times his target bonus (without any pro rata adjustment) and (ii) receive reimbursement of health insurance premiums for 12 months. All severance payments are conditioned upon the execution by the executive officer of a release of claims against the Company and his compliance with certain obligations owed to the Company under his employment agreement.

If any of the benefits and payments provided under the employment agreement are considered “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and are thus subject to the excise tax imposed by Section 4999 of the Code, then the executive officer’s benefits under the employment shall be payable either (1) in full, or (2) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the executive officer of the greatest amount of after-tax benefits under the employment agreement.

Audit and Related Fees

Under its charter the audit committee reviews and pre-approves all audit and permissible non-audit services performed by PricewaterhouseCoopers LLP as well as the fees charged by PricewaterhouseCoopers LLP for such services. In its review of non-audit services, the audit committee considered whether the provision of such services is compatible with maintaining the independence of PricewaterhouseCoopers LLP. The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP in connection with the following services during 2005 and 2004:

	2005	2004
Audit Fees(1)	$852,475	$570,700
Audit-Related Fees(2)	59,556	37,483
Tax Fees(3)	4,389	8,965
All other fees(4)	1,500	1,500
Total fees	$917,920	$618,648

(1)          This category includes fees, billed to date for 2005 and 2004, respectively, for services rendered for the audit of the annual financial statements included in our Annual Report on Form 10-K, review of the quarterly financial statements included in our quarterly reports on Form 10-Q, issuance of consents and assistance with and review of documents filed with the SEC.

(2)          This category includes fees billed in 2005 and 2004, respectively, for services relating to the audit of employee benefit plans, accounting for the retirement of convertible notes, fees for other statutory filings and audits.

(3)          This category includes fees billed in 2005 and 2004, respectively, for tax compliance, planning, and advice.

(4)          This category includes fees billed in 2005 and 2004, respectively, for a subscription to an online technical accounting and auditing research service.

The audit committee has determined that the provision of services rendered above for non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Audit Committee Report

The responsibilities of the audit committee are fully described in the audit committee charter. Management is responsible for maintaining our financial controls and preparing our financial reports. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing an audit report. The audit committee’s responsibility is to execute the audit committee charter and oversee these processes. In fulfilling its responsibilities, the audit committee has reviewed and discussed the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2005 with management and our independent registered public accounting firm.

The audit committee discussed with our independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61, “Communication with Audit Committees”. In addition, the audit committee discussed with our independent registered public accounting firm their independence from Lattice and our management, including the written disclosures and the letter submitted to the audit committee by our independent registered public accounting firm as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”.

Based upon the audit committee’s discussions with management and our independent registered public accounting firm and the audit committee’s review of the representations of management, the report of our independent registered public accounting firm, and the information referenced above, the audit committee recommended that the board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Audit Committee

Patrick S. Jones, Chairman
Harry A. Merlo
Soo Boon Koh
Gerhard H. Parker*

*                    Appointed December 2005

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee during 2005 were Mr.Coreson, Mr. Hauer, our former director Mr. Hatfield, and, for a portion of the year, Mr. Krishnamurthy. None of the members of the committee was or is one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Report of the Compensation Committee

The compensation committee, comprised of independent directors, sets, reviews, and administers our executive compensation program. The role of the compensation committee is to evaluate and make recommendations to the board of directors regarding the salary and incentive compensation of our chief executive officer and evaluate and approve the compensation of our other executive officers based upon the recommendation of our chief executive officer. The committee also administers our employee equity incentive plans, and reviews and approves all stock option grants to our employees.

Change in Chief Executive Officer and in Executive Compensation Components.   Substantial changes in the senior management of our company occurred during 2005. On June 14, 2005, our former chief executive officer, Cyrus Tsui, and another former executive officer were placed on paid leave of absence by the Board pending completion of an independent examination by our audit committee of issues primarily related to executive compensation and internal controls. Stephen A. Skaggs, then our president, was named interim chief executive officer pending completion of the investigation. On August 8, 2005, the board terminated Mr. Tsui’s employment, and appointed Mr. Skaggs as our chief executive officer. At the same time, we adopted changes to our internal controls concerning many aspects of executive compensation.

Compensation Philosophy.   We believe that executive compensation arrangements and practices should be clear and unambiguous, and should be fully approved by the compensation committee and disclosed to stockholders. Our compensation philosophy is that bonus compensation of executive officers should be directly linked to our short-term performance while longer-term incentives, such as stock options, should be aligned with the objective of enhancing stockholder value over the long term. We believe the use of stock options strongly links the interests of our officers and employees to the interests of our stockholders. In addition, we believe that our total compensation packages must be competitive with other companies in our industry to ensure that we can continue to attract, retain, and motivate the senior executives whom we believe are critical to our long-term success.

Components of Executive Compensation.   The principal components of executive compensation are base salary, annual Executive Bonus Plans, and stock options.

Base salaries are set based on competitive factors and the historic salary structure for various levels of responsibility within Lattice. The compensation committee periodically conducts surveys of companies in our industry in order to determine whether our executive base salaries are in a competitive range. Generally, salaries are set in the middle of this range.

Our 2005 Executive Bonus Plan is a bonus plan linked directly to measurable objectives. It was adopted in 2005 and applied through the end of 2005,and replaced the Executive Incentive Plan that had previously been used to pay executive bonuses. Under the terms of our 2005 Executive Bonus Plan, our executive officers and other vice presidents have defined target bonus amounts. For each of our executive officers and certain other vice presidents specified in the plan, 50% of their target bonus amount was payable if they remained employed by Lattice as of December 30, 2005. We decided to include this retention component of the bonus based on the substantial changes that occurred in our company during the last year, which we describe above. We do not currently expect future bonus plans to include a retention component. For each of our executive officers and those certain other vice presidents specified in the plan, the other 50% of the target bonus amount is dependent on the achievement of certain milestones relating to product development, technology qualification, new product design-ins, new product revenue, and total revenue. This plan emphasizes our belief that the bonus compensation of our executives should be dependent on well-defined goals that complement Lattice’s business plan objectives. The compensation committee retained the power to withhold or delay payment of bonuses due to business conditions or other relevant considerations. Bonuses were paid pursuant to this plan in February 2006.

In 2005, the compensation committee and the board of directors also approved the 2006 Executive Bonus Plan, to establish a mechanism for determining senior management bonus amounts for the 2006 fiscal year. Our chief executive officer and other executive officers, as well as other members of senior management, as recommended by the chief executive officer and approved by the compensation committee, are eligible to participate in the 2006 Executive Bonus Plan. Under the terms of this plan, the bonus payout for each participant will be based both on company performance, as measured by achievement of revenue and operating income performance goals approved by the Board prior to the commencement of the plan year, and individual performance. The revenue and operating income goals will be equally weighted in calculating the bonus payout. The compensation committee will determine the individual performance of the chief executive officer, and the chief executive officer will determine the individual performance of the other participants. For each participant, a specified minimum achievement against the revenue and operating income objectives is required for any bonus payment. The compensation committee approved a target bonus and a maximum bonus for each participant, based on the participant’s annual salary. The target bonus for our chief executive officer is 70% of base salary, and the maximum bonus is 200% of base salary. For other participants, target bonuses range from 20% to 40% of base salary, and the maximum bonuses range from 50% to 100% of base salary.

The principal equity component of executive compensation is our employee stock option program. Stock options are generally granted when an executive joins us and on an annual basis thereafter under a replenishment program. Initial stock option grants vest over a period of four years. The purpose of the annual replenishment program is to ensure that our executives always have options that vest in increments over a subsequent four-year period. Stock options are also occasionally granted for promotions or other special achievements. Stock options provide a means of retention and motivation for our executives and also align their interests with long-term stock price appreciation. In addition, executives are eligible to participate in a payroll deduction employee stock purchase plan. Under this plan, available to all domestic employees, company stock may be purchased at 85% of the fair market value at the beginning or end of a six month offering period, whichever is less (up to a maximum of $25,000 worth of stock per calendar year or 10% of salary, whichever is less).

Executives also participate in our profit sharing plan. Under this plan, a specified percentage of operating income, excluding charges associated with one-time in-process research and development and amortization of intangible assets, is set aside and distributed among all domestic employees based on tenure. For 2005, no distributions were made under our profit sharing plan. Other elements of executive compensation include participation in a company-wide life and disability insurance program, supplemental life insurance, long-term disability insurance, company-wide medical benefits, and the ability to defer compensation pursuant to both a company-wide 401(k) plan and an executive deferred compensation plan. No discretionary contributions to the company-wide 401(k) plan are currently made by the company, and no company contributions are made to the executive deferred compensation plan.

During 2005, the company entered into an employment agreement with its chief executive officer. The agreement provides for “at-will” employment and sets forth the basic terms of the chief executive officer’s compensation package, including base salary, potential bonus compensation, and equity compensation. Under the terms of the agreement, the board of directors may terminate the employment of the chief executive officer with or without cause (as defined in the employment agreement) by giving 30 days advance written notice. In turn, the chief executive officer may also terminate his employment by giving the company 30 days advance written notice.

If the board of directors terminates the chief executive officer’s employment without cause or if the chief executive officer terminates his employment with good reason (as defined in the employment agreement), then he will be entitled to receive certain severance benefits. In addition, if the chief executive officer is terminated without cause or terminates his employment with good reason within 24 months of a change in control (as defined in the employment agreement), he will receive certain severance benefits. For more information regarding these severance benefits, please see the section of this Proxy Statement entitled “Employment Agreements”. All severance payments are conditioned upon the execution by the chief executive officer of a release of claims against the company and his compliance with certain obligations owed to the company under his employment agreement.

The other executive officers and certain other members of senior management also entered into similar employment agreements with the company. These agreements outlined the basic terms of each such person’s compensation package. In addition, these agreements provide for certain severance benefits to be paid to such executive officers and other officers under the same conditions that such benefits would be required to be paid under the chief executive officer’s employment agreement. For more information regarding these severance benefits payable to our executive officers, please see the section of this Proxy Statement entitled “Employment Agreements”. All severance payments are conditioned upon the execution by the recipient of the payment of a release of claims against the company and his compliance with certain obligations owed to the company under his employment agreement.

Other Compensation Considerations.   The compensation committee has studied Section 162(m) of the Internal Revenue Code and related regulations of the Internal Revenue Service, which restrict the deductibility of executive compensation paid to any of our five most highly-paid executive officers at the end of any fiscal year to the extent that such compensation exceeds $1 million in any year and does not qualify for an exemption under the statute or related regulations. We have qualified our 1996 Stock Incentive Plan and our 2001 Stock Plan as performance based plans and therefore compensation realized in connection with exercises of options and payment of certain performance bonuses granted under these plans is exempt under the Internal Revenue Code. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy that all compensation must be tax deductible.

Chief Executive Officer Performance and Compensation.   As described above, the board of directors placed our former chief executive officer, Cyrus Tsui, on leave on June 14, 2005, and terminated his employment on August 8, 2005. Prior to his termination, Mr. Tsui’s base salary had been $720,024 per year. Mr. Tsui’s base salary had last been modified in April 2004. Mr. Tsui did not receive a regular performance review or a salary adjustment during 2005 prior to his being placed on leave. He also did not receive a bonus or an employee stock option grant in 2005. Mr. Tsui also received other fringe benefits as chief executive officer, including, among other things, certain health benefits, access to a corporate apartment, and reimbursement for certain automobile expenses. Under the terms of Mr. Tsui’s September 2, 1988 employment agreement with the company, Mr. Tsui’s salary continued for six months after his termination. Additionally, the 1988 agreement provides that, during a period of six months following his termination, Mr. Tsui was permitted to exercise his stock options that had vested as of the time of his termination.

The compensation committee reviewed the performance of our current chief executive officer, Stephen A. Skaggs, based upon the compensation philosophy and specific compensation components described above. In connection with his promotion to chief executive officer and the resulting increase in responsibility associated with the promotion, Mr. Skaggs received an increase in his base salary to a rate of $400,000 per year. Mr. Skaggs also received a bonus of $127,500, based upon the company’s performance against defined goals, pursuant to the 2005 Executive Bonus Plan. In addition, pursuant to our philosophy of retaining and motivating our executives and aligning their interests with long-term stock appreciation, Mr. Skaggs received a stock option grant in 2005. All other benefits and other aspects of Mr. Skaggs’ compensation are defined in the employment agreement with Mr. Skaggs, which is described above in the section of this Proxy Statement entitled “Employment Agreements” and is filed as an exhibit to our Annual Report on Form 10-K. In determining Mr. Skaggs’ compensation, the compensation committee consulted with an outside firm that provides executive compensation advisory services. The outside firm provided the compensation committee with information regarding compensation packages for chief executive officers at comparable companies. In addition, the compensation committee also considered Mr. Skaggs’ performance as president and his performance as interim chief executive officer as part of its deliberations concerning Mr. Skaggs’ compensation package.

In determining the compensation package for the chief executive officer and the company’s other named executive officers, the compensation committee considered all components of the officers’ compensation. Based on the factors discussed above, the compensation committee finds that the total compensation of the chief executive officer and the other named executive officers of the company, including the potential payouts in the case of severance and change of control arrangements, to be reasonable and not excessive.

Compensation Committee

Daniel S. Hauer, Chairman
David E. Coreson
Balaji Krishnamurthy*

*Appointed December 2005

EXECUTIVE COMPENSATION

Summary of Compensation

The following table provides certain summary information concerning compensation paid to or accrued for each person who served as our Chief Executive Officer during the 2005 fiscal year and each of our four other most highly compensated executive officers during fiscal 2005 who were serving as executive officers at the end of fiscal 2005, for each of the last three completed fiscal years. We refer to the individuals below as our “named executive officers”.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Other Annual Compensation (3),(4)	Securities Underlying Options (# of Shares)		All Other Compensation
Skaggs, Stephen A.(5)	2005	$356,905	$127,500	$2,037	650,000		$3,709	(7)
President & CEO	2004	$280,046	$0	$3,090	230,000		$3,709	(8)
	2003	$259,904	$0	$3,571	597,086	(6)	$8,709	(9)
Johannessen, Jan	2005	$255,565	$85,000	$857	100,000		$1,560	(7)
Senior VP & CFO	2004	$232,086	$0	$1,192	100,000		$1,431	(8)
	2003	$215,418	$0	$366	156,429	(6)	$380	(9)
Donovan, Stephen M.	2005	$226,293	$34,000	$2,456	45,000		$4,472	(7)
Corporate VP, Sales	2004	$215,282	$0	$3,726	60,000		$4,472	(8)
	2003	$214,038	$0	$4,305	156,123	(6)	$4,472	(9)
Baker, Martin R.	2005	$208,054	$68,000	$2,047	45,000		$3,728	(7)
Corporate VP &	2004	$183,949	$0	$1,477	35,000		$1,773	(8)
General Counsel	2003	$171,883	$0	$3,589	151,599	(6)	$3,728	(9)
Former Officers:
Tsui, Cyrus Y.(10)	2005	$743,552	$0	$23,493	0		$544,974	(7)
Former CEO	2004	$701,781	$0	$34,290	525,000		$41,556	(8)
	2003	$659,361	$0	$38,356	1,864,072	(6)	$42,276	(9)
Barone, Frank J.(11)	2005	$317,400	$34,000	$5,409	30,000		$47,110	(7)
Former Corporate VP,	2004	$322,692	$0	$13,211	35,000		$39,856	(8)
Product Operations	2003	$320,830	$0	$7,532	109,286	(6)	$32,654	(9)

(1)          Fiscal 2005 and 2004 were 52-week years. Fiscal 2003 was a 53-week year. Salary increases were awarded to the named executive officers other then Mr. Barone in 2004 and to the named executive officers other than Mr. Tsui and Mr. Barone in 2005. Salary includes amounts deferred pursuant to our 401(k) savings plan.

(2)          Bonuses for each year include amounts earned for a given year, even if paid in subsequent years, and exclude bonuses paid during such year that were earned for a prior year.

(3)          Includes income taxes paid for life and disability insurance payments included in the “All Other Compensation” column of this table.

(4)          As permitted by rules established by the SEC, no amounts are shown with respect to certain “perquisites” where such amounts do not exceed in the aggregate the lesser of 10% of salary plus bonus or $50,000.

(5)          The board of directors appointed Mr. Skaggs chief executive officer on August 8, 2005. Mr. Skaggs has served as president since October 2003.

(6)          Includes grants made pursuant to a voluntary stock option exchange program offered to all employees in the amount of 357,086 shares to Mr. Skaggs, 91,429 shares to Mr. Johannessen, 106,123 shares to Mr. Donovan, 106,599 shares to Mr. Baker, 1,339,072 shares to Mr. Tsui, and 74,286 shares to Mr. Barone.

(7)          Includes payments made during 2005 for life and disability insurance in the amounts of $3,709 for Mr. Skaggs, $1,560 for Mr. Johannessen, $4,472 for Mr. Donovan, $3,728 for Mr. Baker, $28,197 for Mr. Tsui, and $11,260 for Mr. Barone. Also includes a patent award of $343 and a payout of accrued vacation of $516,434 for Mr. Tsui, and an auto allowance of $12,923 and a payout of accrued vacation of $22,927 for Mr. Barone. According to current company policies, no employee, including any of our executive officers, may accrue more than 240 hours of vacation.

(8)          Includes payments made during 2004 for life and disability insurance in the amounts of $3,709 for Mr. Skaggs, $1,431 for Mr. Johannessen, $4,472 for Mr. Donovan, $1,773 for Mr. Baker, $41,156 for Mr. Tsui, and $15,856 for Mr. Barone. Also includes a patent award of $400 for Mr. Tsui and an auto allowance of $24,000 for Mr. Barone.

(9)          Includes payments made during 2003 for life and disability insurance in the amounts of $3,709 for Mr. Skaggs, $380 for Mr. Johannessen, $4,472 for Mr. Donovan, $3,728 for Mr. Baker, $39,842 for Mr. Tsui, and $7,731 for Mr. Barone. Also includes 10-year service award of $5,000 to Mr. Skaggs, a patent award of $2,434 for Mr. Tsui, and an auto allowance of  $24,923 for Mr. Barone.

(10)   The board of directors terminated Mr. Tsui as chief executive officer on August 8, 2005.

(11)   Mr. Barone terminated his employment with the Company on January 1, 2006, pursuant to the terms of a Separation Agreement between Mr. Barone and the Company. The parties entered into the Separation Agreement in connection with our voluntary separation program, which was instituted as part of our corporate restructuring announced in October 2005.

OPTIONS GRANTED AND OPTIONS EXERCISED IN 2005

The following tables set forth information regarding stock options granted to and exercised by the named executive officers during fiscal 2005, as well as options held by the named executive officers as of the end of fiscal 2005.

OPTION GRANTS IN 2005

	Individual Grants								Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation (through Expiration Date)
Name and Principal Position	Option Grants (# of shs)		% of Total Options Granted to Employees		Exercise Price ($/sh)		Expiration Date		5% Per Year $(2)		10% Per Year $(2)
Skaggs, Stephen A.	650,000		18.3%		$4.56	(1)	8/9/2015		$1,864,044		$4,723,853
President & CEO
Johannessen, Jan	100,000		2.8%		$4.56	(1)	8/9/2015		$286,776		$726,747
Senior VP & CFO
Donovan, Stephen M.	45,000		1.3%		$4.56	(1)	8/9/2015		$129,049		$327,036
Corporate VP, Sales
Baker, Martin R.	45,000		1.3%		$4.56	(1)	8/9/2015		$129,049		$327,036
Corporate VP & General Counsel
Former Officers:
Tsui, Cyrus Y.	72,000	(3)	0.0	%(3)	$4.56	(3)	8/9/2015	(3)	$206,479	(4)	$523,258	(4)
Former CEO
Barone, Frank J.	30,000		0.8%		$4.56	(1)	8/9/2015		$86,033		$218,024
Former Corporate VP, Product Operations

(1)          This option was granted under our 2001 Stock Plan, and has an exercise price equal to the fair market value of our common stock as of the date of the grant. This grant vests quarterly over a four-year period.

(2)          The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future prices for our common stock.

(3)          All options granted to Mr. Tsui were granted automatically to him in his capacity as a non-employee member of the board of directors pursuant to the provisions of the 2001 Outside Directors’ Stock Option Plan at the first quarterly meeting of the board of directors occurring after Mr. Tsui’s termination of employment. Mr. Tsui did not receive an option grant in 2005 from any option plan permitting grants to employees. The option exercise price is equal to the fair market value of our common stock on the date of grant, and vests as to 1/12 of the option after six months, with the balance vesting quarterly over four years. All such options expired unexercised 90 days following Mr. Tsui’s resignation from the board of directors effective December 24, 2005.

(4)          The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC. As noted above, however, these options have expired unexercised.

OPTION EXERCISES IN 2005 AND YEAR-END OPTION VALUES

			Number of Unexercised Options at Year-End			Value of Unexercised In- the-Money
	Shares Acquired		Vested		Unvested	Options At Year-End
Name and Principal Position	on Exercise (#)	Value Realized	(# of shrs)		(# of shrs)	Vested(1)	Unvested(1)
Skaggs, Stephen A.	0	$0	1,119,586		797,500	$0	$0
President & CEO
Johannessen, Jan	0	$0	218,304		168,125	$0	$0
Senior VP & CFO
Donovan, Stephen M.	0	$0	514,561		96,563	$0	$0
Corporate VP, Sales
Baker, Martin R.	0	$0	387,849		73,750	$0	$0
Corporate VP, General Counsel
Former Officers:

Tsui, Cyrus Y.	0	$0	2,943,563	(2)	0	$0	$0
Former CEO
Barone, Frank J.	0	$0	473,281		63,438	$0	$0
Former Corporate VP, Product Operations

(1)          Represents the difference between the exercise prices of the options and the closing price of our common stock on December 31, 2005, the last day of our 2005 fiscal year.

(2)          All vested options held by Mr. Tsui as of his termination of employment on August 8, 2005 remained exercisable until February 8, 2006 pursuant to the terms of Mr. Tsui’s employment agreement. All such options expired unexercised on February 8, 2006.

COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN

The following graph shows the five-year comparison of cumulative stockholder return on our common stock, the S&P 500 Index, and the Philadelphia Semiconductor Index (SOX) from December 2000 through December 2005. Cumulative stockholder return assumes $100 invested at the beginning of the period in our common stock, the S&P 500, and the Philadelphia Semiconductor Index (SOX). Historical stock price performance is not necessarily indicative of future stock price performance.

LATTICE CUMULATIVE STOCKHOLDER RETURN

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG LATTICE SEMICONDUCTOR CORPORATION, THE S & P 500 INDEX
AND THE PHILADELPHIA SEMICONDUCTOR INDEX

*                    $100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2006, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth, as of March 7, 2006, information about (i) persons known to us to be the beneficial owners of more than five percent of our outstanding common stock, (ii) each director and named executive officer and (iii) all directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of Shares)(1)		Percent of Class
Mazama Capital Management Inc.	22,592,734	(2)	19.9%
1 SW Columbia, Suite 1500 Portland OR 97258
FMR Corp.	10,232,438	(3)	9.0%
82 Devonshire St. Boston MA 02109
State Farm Mutual Automobile Insurance Company	6,005,262	(4)	5.3%
One State Farm Plaza Bloomington, IL 61701
Becker Capital Management, Inc.	6,002,785	(5)	5.3%
1211 SW Fifth Ave., Suite 2185 Portland OR 97204
Stephen A. Skaggs, President and CEO	1,198,381	(6)	1.1%
Stephen M. Donovan, Corporate Vice President, Sales	547,633	(7)	*
Martin R. Baker, Corporate Vice President & General Counsel	405,717	(8)	*
Jan Johannessen, Senior Vice President and CFO	234,554	(9)	*
Cyrus Y. Tsui, Former CEO	1,707,433		1.5%
Frank J. Barone, Former Corporate Vice President, Product Operations	292,335	(10)	*
Harry A. Merlo, Director	256,110	(11)	*
Daniel S. Hauer, Director	172,860	(12)	*
Gerry Parker, Director	50,000		*
Soo Boon Koh, Director	32,950	(13)	*
Patrick S. Jones, Director	24,500	(14)	*
David E. Coreson, Director	24,600	(15)	*
Balaji Krishnamurthy, Director	5,000		*
All directors and executive officers as a group (13 persons)	4,952,073	(16)	4.4%

*                    Less than one percent.

(1)          Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares, subject to community property laws where applicable.

(2)          Based solely on information contained in a Form 13G/A filed on February 8, 2006, by Mazama Capital Management, Inc., which reported sole voting power as to 12,817,450 shares and sole dispositive power as to 22,592,734 shares.

(3)          Based solely on information contained in a Form 13G/A jointly filed on February 14, 2006, by FMR Corp., Edward C. Johnson 3d. FMR Corp. reported sole voting power as to 622,020 shares. FMR Corp., Edward C. Johnson 3d reported sole dispositive power as to 10,232,438 shares.

(4)          Based solely on information contained in a Form 13G/A jointly filed on February 2, 2006 by State Farm Mutual Automobile Insurance Company and State Farm Investment Management Corp. State

Farm Mutual Automobile Insurance Company reported sole voting and dispositive power as to 5,954,760 shares. State Farm Investment Management Corp. reported shared voting and dispositive power as to 50,502 shares.

(5)          Based solely on information contained in a Form 13G filed on February 10, 2006 by Becker Capital Management, Inc., which reported sole voting power as to 5,003,585 shares and sole dispositive power as to 6,002,785 shares.

(6)          Includes 1,144,586 shares exercisable under options within 60 days of March 7, 2006.

(7)          Includes 529,873 shares exercisable under options within 60 days of March 7, 2006. Also includes 15,344 shares held for the benefit of Mr. Donovan by our executive deferred compensation plan.

(8)          Includes 397,849 shares exercisable under options within 60 days of March 7, 2006.

(9)          Includes 234,554 shares exercisable under options within 60 days of March 7, 2006.

(10)   Includes 285,384 shares exercisable under options within 60 days of March 7, 2006.

(11)   Includes an aggregate of 69,160 shares, held by the Harry A. Merlo Charitable Remainder Trusts and the Merlo Educational Trust, as to which Mr. Merlo disclaims beneficial ownership; includes 85,500 shares exercisable under options within 60 days of March 7, 2006.

(12)   Includes 85,500 shares exercisable under options within 60 days of March 7, 2006.

(13)   Includes 31,500 shares exercisable under options within 60 days of March 7, 2006.

(14)   Includes 22,500 shares exercisable under options within 60 days of March 7, 2006.

(15)   Includes 22,500 shares exercisable under options within 60 days of March 7, 2006

(16)   The number of shares beneficially owned by all of our directors and executive officers as a group includes 1,707,433 shares beneficially owned by our former chief executive officer, Cyrus Tsui, who was terminated by our board of directors on August 8, 2005, and 292,335 shares beneficially owned by our former corporate vice president, product operations, Frank Barone, who terminated his employment with the company on January 1, 2006.  The total includes 2,839,746 shares exercisable under options, including 285,384 shares exercisable under options held by Mr. Barone, within 60 days of March 7, 2006, and also includes 15,344 shares held for the benefit of executive officers by our executive deferred compensation plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all forms they file pursuant to Section 16(a).

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that, for 2005, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were complied with.

PROPOSAL 2:  APPROVAL OF AMENDMENTS TO THE 2001 OUTSIDE DIRECTORS’ STOCK OPTION PLAN

At the Annual Meeting, the stockholders are being asked to approve amending the 2001 Outside Directors’ Stock Option Plan (the “2001 Directors’ Plan”) to, among other things, increase the number of shares initially granted to each director from 72,000 to 90,000, to increase the number of shares granted each year thereafter from 18,000 to 22,500, and to change the vesting schedules for such option grants.

The amendments to the plan were approved by the board of directors on December 6, 2005, subject to the approval of our stockholders.

Description of the 2001 Directors’ Plan

The following paragraphs provide a summary of the principal features of the 2001 Directors’ Plan and its operation, along with a summary of the proposed amendments to the 2001 Directors’ Plan. The 2001 Directors’ Plan, in the form in which it is proposed to be amended, is available to all stockholders upon written request addressed to the Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Ct., Hillsboro, Oregon, 97124-6421. A copy of the 2001 Directors’ Plan, in the form in which it is proposed to be amended is filed as an exhibit to this proxy, and is available through the Securities and Exchange Commission’s website, http://www.sec.gov/. The following summary is qualified in its entirety by reference to the actual plan document filed with the Securities and Exchange Commission.

The board of directors adopted the 2001 Directors’ Plan in February 2001, and our stockholders approved it in May 2001. The 2001 Directors’ Plan is currently set to expire in February 2011.

Summary of the 2001 Directors’ Plan

Purpose.   The purpose of the 2001 Directors’ Plan is to attract and retain highly qualified directors who are not employees (an “Outside Director”) of Lattice.

Shares Subject to the 2001 Directors’ Plan.   The board has reserved a maximum of 1,000,000 shares of common stock for issuance under the 2001 Directors’ Plan. The shares may be authorized, but unissued, or reacquired shares of common stock.

Administration.   The 2001 Directors’ Plan provides for grants of options to be made in the following ways:

(a)   Presently, each Outside Director is automatically granted an option to purchase seventy-two thousand (72,000) shares (the “Directors’ First Option”) upon the date of the first board meeting coinciding with or following the date such individual first becomes a director; or, if the director is already an Outside Director, upon the date of the board meeting in the third quarter (the “3rd Quarter Meeting”) of the current fiscal year. The proposed amendments would increase the number of shares of the Directors’ First Option from 72,000 shares to 90,000 shares, effective on or after the date stockholders approve such amendments, if the requisite vote in favor of the amendments is obtained.

(b)   Presently, each Outside Director, except as indicated in (c) below, is automatically granted an option to purchase 18,000 shares (the “Replenishment Option”) on the date of the 3rd Quarter Meeting of each fiscal year, except that no Outside Director will receive a Replenishment Option in the same fiscal year in which he or she has received a Directors’ First Option, or in the following fiscal year if the Directors’ First Option was granted in the fourth quarter of the preceding fiscal year. The proposed amendments would increase the number of shares of the Replenishment Option from 18,000 to 22,500 shares, effective on or after the date stockholders approve such amendments, if the requisite vote in favor of the amendments is obtained.

(c)   Each Outside Director who received a Directors’ First Option in any quarter of the fiscal year except the third is automatically granted a “Prorated Replenishment Option” on the date of the following 3rd Quarter Meeting. A Prorated Replenishment Option is an option to purchase either (i) nine thousand (9,000) shares, if the Outside Director was granted a Directors’ First Option on the date of the board meeting in the first quarter of the fiscal year (the “First Quarter Prorated Replenishment Option”); (ii) four thousand five hundred (4,500) shares, if the Outside Director was granted a Directors’ First Option on the date of the Board meeting in the second quarter of the fiscal year (the “Second Quarter Prorated Replenishment Option”); or (iii) thirteen thousand five hundred (13,500) shares, if the Outside Director was granted a Directors’ First Option on the date of the board meeting in the fourth quarter of the fiscal year (the “Fourth Quarter Prorated Replenishment Option”). The proposed amendments would increase the number of shares of the First Quarter Prorated Replenishment Option from 9,000 to 11,250 shares, would increase the number of shares of the Second Quarter Prorated Replenishment Option from 4,500 to 5,625 shares, and would increase the number of shares of the Third Quarter Prorated Replenishment Option from 13,500 shares to 16,875 shares, effective on or after the date stockholders approve such amendments, if the requisite vote in favor of the amendments is obtained.

(d)   The proposed amendments also provide that each Outside Director who remains a director through the date of the 3rd Quarter Meeting in fiscal year 2006 and who has not received (and is not due to receive) a Directors’ First Option on or after the date of the annual stockholder meeting in 2006 shall, on the date of such meeting, receive an additional one-time option to purchase eighteen thousand (18,000) shares (the “Adjustment Option”).

The board has the authority, in its discretion, to: (i) determine the fair market value of the common stock, if there ceases to be an established market for the common stock; (ii) interpret the 2001 Directors’ Plan; (iii) prescribe, amend, and rescind rules and regulations relating to the 2001 Directors’ Plan; (iv) authorize any person to execute, on behalf of Lattice, any instrument required to effectuate the options granted under the 2001 Directors’ Plan; and (v) make all other determinations deemed necessary or advisable for the administration of the 2001 Directors’ Plan. All decisions, determinations, and interpretations of the board will be final.

Eligibility.   Only Outside Directors are eligible to receive nonstatutory stock options under the 2001 Directors’ Plan. Currently, the board consists of eight directors of whom seven are Outside Directors.

Terms and Conditions of Options.   Each option is evidenced by a director option agreement between Lattice and the optionee, and is subject to the following additional terms and conditions:

(a)   Exercise Price.   The exercise price of options granted under the 2001 Directors’ Plan is 100% of the fair market value per share of the common stock on the date of grant.

(b)   Exercise of Option.   Presently, options granted under the 2001 Directors’ Plan will vest as follows:

A Directors’ First Option will vest as to 1/8 of the optioned stock six months after the date of grant and as to an additional 1/16 each three months thereafter, such that all of the optioned stock shall be exercisable on the fourth anniversary of the date of grant. A Replenishment Option will vest as to 1/4 of the optioned stock thirty-nine months after the date of grant and as to an additional 1/4 each three months thereafter, such that all of the optioned stock shall be exercisable on the fourth anniversary of the date of grant. A First Quarter Prorated Replenishment Option will vest as to 1/2 of the optioned stock forty-five months after the date of grant and as to the remaining 1/2 three months thereafter. A Second Quarter Prorated Replenishment Option will vest in full forty-eight months after the date of grant. A Fourth Quarter Prorated Replenishment Option will vest as to 1/3 of the optioned stock forty-two months after the date of grant and as to an additional 1/3 each three months thereafter.

Under the proposed amendments, options granted under the 2001 Directors’ Plan will vest as follows:

A Directors’ First Option will vest as to 1/4 of the optioned stock on the date of grant and as to an additional 1/16 each three months thereafter, such that all of the optioned stock shall be exercisable on the third anniversary of the date of grant. A Replenishment Option will vest as to 1/4 of the optioned stock twenty-seven months after the date of grant and as to an additional 1/4 each three months thereafter, such that all of the optioned stock shall be exercisable on the third anniversary of the date of grant. A First Quarter Prorated Replenishment Option will vest as to 1/2 of the optioned stock thirty-three months after the date of grant and as to the remaining 1/2 three months thereafter. A Second Quarter Prorated Replenishment Option will vest in full thirty-six months after the date of grant. A Fourth Quarter Prorated Replenishment Option will vest as to 1/3 of the optioned stock thirty months after the date of grant and as to an additional 1/3 each three months thereafter. An Adjustment Option will vest as to 1/4 of the optioned stock on the date of grant and as to an additional 1/16 each three months thereafter, such that all of the optioned stock shall be exercisable on the third anniversary of the date of grant. The proposed changes to the vesting schedules would be effective for options granted under the 2001 Directors’ Plan on or after the date stockholders approve such amendments, if the requisite vote in favor of the amendments is obtained.

An option will be exercisable in whole or in part by giving written notice to Lattice, stating the number of shares with respect to which the option is being exercised, and accompanied by payment in full for such shares.

(c)   Forms of Consideration.   Lattice receives no consideration for granting options under the 2001 Directors’ Plan. The means of payment for shares issued upon exercise of an option by an optionee is specified in each option agreement. The 2001 Directors’ Plan permits payment to be made by cash, check, promissory note, other shares of our common stock (with some restrictions), cashless exercises, any payment permitted under applicable law, or any combination thereof.

(d)   Term of Option.   The term of each option is ten (10) years from the date of grant. No option may be exercised after the expiration of its term.

(e)   Termination of Directorship.   If an optionee’s status as a director terminates for any reason other than upon the optionee’s death or disability (as defined in the 2001 Directors’ Plan), then all options held by the optionee under the 2001 Directors’ Plan expire three months following the termination. If the optionee’s status as a director terminates due to death or disability, then all options held by the optionee under the 2001 Directors’ Plan will become fully exercisable, and will expire twelve months following the termination. In no case may an option be exercised after the expiration date of the option.

(f)    Nontransferability of Options.   Options granted under the 2001 Directors’ Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee’s lifetime only by the optionee.

(g)   Other Provisions.   The director option agreement may contain other terms, provisions, and conditions not inconsistent with the 2001 Directors’ Plan as may be determined by the board.

(h)   Adjustments upon Changes in Capitalization.   In the event that our stock changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification, or other similar change in our capital structure effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of stock subject to the 2001 Directors’ Plan, the number and class of shares of stock subject to any option outstanding under the 2001 Directors’ Plan, and the exercise price of any such outstanding option.

Unless otherwise determined by the board, in the event of a proposed liquidation or dissolution, any unexercised options will terminate prior to such action; Lattice will give each optionee thirty days’ notice prior to the consummation of the liquidation or dissolution and, upon receipt of the notice, all options will become fully exercisable.

In the event of a merger of Lattice or the sale of substantially all of our assets, each option will become fully vested and exercisable.

Amendment and Termination of the 2001 Directors’ Plan.   The board may amend, alter, suspend, or terminate the 2001 Directors’ Plan, or any part thereof, at any time and for any reason. However, Lattice will obtain stockholder approval for any amendment to the 2001 Directors’ Plan to the extent necessary to comply with applicable laws or regulations. No such action by the board or stockholders may alter or impair any option previously granted under the 2001 Directors’ Plan without the consent of the optionee. Unless terminated earlier, the 2001 Directors’ Plan will terminate ten years from the date of its approval by the board.

Federal Income Tax Consequences.   The following discussion summarizes certain U.S. federal income tax considerations for directors receiving options under the 2001 Directors’ Plan and certain tax effects on Lattice, based upon the provisions of the Internal Revenue Code of 1986 (the “Code”), as in effect on the date of this proxy statement, current regulations, and existing administrative rulings of the Internal Revenue Service. However, the summary is not intended to be a complete discussion of all the federal income tax consequences of these plans.

Nonstatutory Stock Options.   Options granted under the 2001 Directors’ Plan do not qualify as incentive stock options under Section 422 of the Code. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the fair market value on the date of exercise for the shares exercised over the exercise price. Lattice is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Currently, net capital gains on shares held more than twelve months may be taxed at a maximum federal rate of 15%.

New Plan Benefits

Since the inception of the 2001 Directors’ Plan, and as of the record date, no shares of Common Stock have been issued upon exercise of options granted pursuant to the plan and options to purchase an aggregate of 697,500 shares are outstanding. A total of 302,500 shares of Common Stock are currently reserved for future issuance under the 2001 Directors’ Plan.

The following table sets forth the anticipated benefits under the 2001 Directors’ Plan, if amended as proposed herein, for each of our executive officers, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees other than executive officers as a group. This table assumes all current directors other than Ms. Koh will continue to serve as directors for our 2006 fiscal year.

	2001 Directors’ Plan
Name and Position	Dollar Value			Number of Shares
Stephen A. Skaggs, CEO & President		$0		0	(1)
Jan Johannessen, Senior VP & CFO		$0		0	(1)
Stephen M. Donovan, Corporate VP, Sales		$0		0	(1)
Martin R. Baker, Corporate VP & General Counsel		$0		0	(1)
Former Officers:
Cyrus Y. Tsui, Former CEO		$0		0
Frank Barone, Former Corporate VP, Product Operations		$0		0
Executive Group		$0		0	(1)
Non-Executive Director Group	$	*	(2)	364,500
Non-Executive Officer Employee Group		$0		0	(1)

(1)          Pursuant to the terms of the 2001 Directors’ Plan, only non-employee directors are eligible for grants under the plan.

(2)          Because the option grants will take place at a future time and the value of the grants depends on our stock price, the dollar value of these option grants is not determinable at this time.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2005, with respect to shares of our common stock that may be issued under our existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options assumed by us in connection with mergers and acquisitions. Footnote (5) to the table sets forth the total number of shares of our common stock issuable upon the exercise of those assumed options as of December 31, 2005, and the weighted average exercise price of those options. No additional options may be granted under those assumed plans.

	(A)	(B)	(C)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
	(in thousands except per share amounts)
Equity compensation plans approved by security holders(1)	21,893	$7.42	3,977	(2)
Equity compensation plans not approved by security holders	766 (3)	$10.64	32	(4)
Total	22,659	$7.53	4,009

(1)          Includes shares of our common stock issuable upon exercise of options from the 1996 Stock Incentive Plan, the 2001 Stock Plan, the 1993 Outside Directors Stock Option Plan and the 2001 Outside Directors’ Stock Option Plan.

(2)          Includes approximately 829 shares reserved for issuance under our Employee Stock Purchase Plan.

(3)          Consists of shares of our common stock issuable upon exercise of warrants issued to a vendor as compensation for services. The warrants have an exercise price equal to the closing market price on the date of issue and are earned by the vendor ratably over the life of the service period, usually one year, and usually have a term of 5 years. Security holder approval was not required for the issuance of these warrants pursuant to our charter documents and applicable law and regulations.

(4)          Consists of shares of our common stock held for the benefit of certain executives by our executive deferred compensation plan. The plan is funded entirely by participants through deferral of salary, bonus awards or gains on the exercise of stock options. Distributions to participants are made pursuant to elections made by participants in accordance with plan provisions, generally at the time of the election to defer. There have been no company matching contributions to the plan and the assets of the plan remain subject to claims of the company’s general creditors. Security holder approval was not required for establishing and funding the executive deferred compensation plan.

(5)          The table does not include information for the stock options assumed by us in connection with mergers and acquisitions. As of December 31, 2005, a total of approximately 2,033 shares of our common stock were issuable upon exercise of those assumed options. The weighted-average exercise price of the assumed options is $9.98 per share.

Required Vote

The proposal to approve the amendments to the 2001 Directors’ Plan requires the affirmative vote of a majority of the votes cast at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENTS TO THE 2001 OUTSIDE DIRECTORS’ STOCK OPTION PLAN.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee and the board of directors have approved the appointment of PricewaterhouseCoopers LLP to act as our independent registered public accounting firm for the year ending December 30, 2006, subject to ratification of the appointment by the stockholders. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1988. Representatives of PricewaterhouseCoopers LLP have been invited and are expected to attend the annual meeting, will be given the opportunity to make a statement if they wish to do so and are expected to be available to respond to appropriate questions.

Required Vote

The proposal to ratify the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast at the annual meeting. If the appointment of PricewaterhouseCoopers LLP is not ratified, the audit committee will take the vote under advisement in evaluating whether to retain PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 30, 2006.

ANNUAL REPORT

Our Annual Report on Form 10-K for 2005 was sent to our stockholders together with this proxy statement. We will furnish without charge, upon the written request of any person who was a stockholder or a beneficial owner of our common stock at the close of business on March 7, 2006, an additional copy of our Annual Report on Form 10-K filed with the SEC for our most recent fiscal year, including financial statement schedules but not including exhibits. Requests should be directed to the attention of the Secretary of Lattice at the address set forth in the Notice of Annual Meeting immediately preceding this proxy statement.

OTHER BUSINESS

The Board of Directors does not intend to present any business for action at the meeting other than the election of directors and the proposals set forth herein, nor does it have knowledge of any matters that may be presented by others. If any other matter properly comes before the meeting, the persons named in the accompanying form of proxy intend to vote the shares they represent as the Board of Directors may recommend or if no such recommendation is given, in the discretion of such persons.

METHOD AND COST OF SOLICITATION

The cost of solicitation of proxies will be paid by Lattice. In addition to solicitation by mail, certain of our employees, for no additional compensation, may request the return of proxies personally or by telephone, fax, or e-mail. We will, on request, reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of our stock to execute proxies.

STOCKHOLDER PROPOSALS

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in the proxy statement relating to next year’s annual meeting, a stockholder proposal must be received at our principal executive offices no later than December 4, 2006. Such proposals also will need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to the Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421.

Other Stockholder Proposals and Director Nominations

If a stockholder wishes to present a stockholder proposal at our next annual meeting that is not intended to be included in the proxy statement or to nominate a person for election to our board of directors at the annual meeting, the stockholder must provide the information required by our bylaws and give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by the corporate secretary:

(1)   not earlier than the close of business on December 4, 2006; and

(2)   not later than the close of business on January 3, 2007.

If the date of the next annual meeting is changed by more than 30 days from the anniversary of this year’s annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 or of a nomination for election to our board of directors must be received no later than the close of business on the later of 120 days prior to the meeting and 10 days after public announcement of the meeting date. Notices of intention to present proposals or to nominate persons for election to our board of directors at the next annual meeting should be addressed to the

Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421. You may also contact our corporate secretary at our principle executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals.

Multiple Copies of Proxy Materials

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or annual reports. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card that you receive.

If you share an address with another stockholder, you may receive only one set of proxy materials (including our Annual Report on Form 10-K and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may contact us to request a separate copy of these. Your request should be addressed to the Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421, or you may contact the Secretary at (503) 268-8000. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials.

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. Therefore, whether or not you expect to be present at the meeting, please sign the accompanying form of proxy and return it in the enclosed stamped return envelope.

By Order of the Board of Directors

Martin R. Baker
Secretary

Hillsboro, Oregon
April 3, 2006

LATTICE SEMICONDUCTOR CORPORATION

2001 OUTSIDE DIRECTORS’ STOCK OPTION PLAN

Amended and restated effective as of the date of the 2006 annual stockholders’ meeting

1.                                       Purposes of the Plan.  The purposes of this 2001 Outside Directors’ Stock Option Plan are to attract and retain the best available personnel for service as Outside Directors (as defined herein) of the Company, to provide additional incentive to the Outside Directors of the Company to serve as Directors, and to encourage their continued service on the Board.

All options granted hereunder shall be “non-statutory stock options.”

2.                                       Definitions.  As used herein, the following definitions shall apply:

(a)                                  “Board” means the Board of Directors of the Company.

(b)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(c)                                  “Common Stock” means the common stock of the Company.

(d)                                 “Company” means Lattice Semiconductor Corporation, a Delaware corporation.

(e)                                  “Continuous Status as a Director” means the absence of any interruption or termination of service as a Director.

(f)                                    “Director” means a member of the Board.

(g)                                 “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.  The payment of a Director’s fee by the Company shall not be sufficient in and of itself to constitute “employment” by the Company.

(h)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)                                     “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)                                     If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, or, if the day of determination is not a market trading day, on the first market trading day following the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii)                                  If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock for the last market trading day prior to the time of determination, or, if the day of determination is not a market trading day, on the first market trading day following the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii)                               In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(j)                                     “Option” means a stock option granted pursuant to the Plan.

(k)                                  “Optioned Stock” means the Common Stock subject to an Option.

(l)                                     “Optionee” means an Outside Director who receives an Option.

(m)                               “Outside Director” means a Director who is not an Employee.

(n)                                 “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(o)                                 “Plan” means this 2001 Outside Directors’ Stock Option Plan.

(i)                                     “Share” means a share of the Common Stock, as adjusted in accordance with Section 10 of the Plan.

(p)                                 “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Internal Revenue Code of 1986.

3.                                       Stock Subject to the Plan.  Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is one million (1,000,000) Shares (the “Pool”).  The Shares may be authorized but unissued, or reacquired Common Stock.

If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan.  Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan.

4.                                       Administration of and Grants of Options under the Plan.

(a)                                  Administrator.  Except as otherwise required herein, the Plan shall be administered by the Board.

(b)                                 Procedure for Grants.  All grants of Options to Outside Directors made on or after the date of obtaining stockholder approval of the amended Plan in 2006 shall be automatic and non-discretionary and shall be made strictly in accordance with the following provisions (all grants made prior to the 2006 stockholder approval date shall be governed by the plan as in effect prior to such amendments):

(i)                                     No person shall have any discretion to select which Outside Directors shall be granted Options or to determine the number of Shares to be covered by Options granted to Outside Directors, the exercise price thereof or the timing of the grant of such Options.

(ii)                                  Directors’ First Option.

(A)                              Grant.  Each Outside Director shall automatically be granted an Option to purchase ninety thousand (90,000) Shares (the “Directors’ First Option”) on the date of the first meeting of the Board coinciding with or following the date on which he/she first becomes an Outside Director.

(B)                                Terms.  The term of the Directors’ First Option granted hereunder shall be ten (10) years and the Option shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in Section 8 hereof.  Subject to the accelerated vesting provisions of Sections 8 and 10 hereof, the Directors’ First Option shall become exercisable in installments cumulatively with respect to 25% of the Optioned Stock on the date of grant, and as to an additional 1/16th of the Optioned Stock each three (3) months thereafter, so that one hundred percent (100%) of the Optioned Stock shall be exercisable on the third anniversary of the date of grant; provided that the Optionee continues to serves as a Director on such dates; provided, further, that in no event shall any Option be exercisable prior to obtaining stockholder approval of the Plan.

(iii)                               Replenishment Option.

(A)                              Grant.  In addition, each Outside Director shall automatically be granted an additional Option to purchase twenty-two thousand five hundred (22,500) Shares (the “Replenishment Option”) on the date of the 3rd Quarter Meeting of each fiscal year, provided that such Outside Director at such date continues to serve as a Director; provided, however, that a Director shall not receive a Replenishment Option in the same fiscal year in which he/she has received a Directors’ First Option nor shall a Director receive a Replenishment Option in the following fiscal year if such Director received a Directors’ First Option at the meeting of the Board in the fourth (4th) quarter of the preceding fiscal year.

(B)                                Terms. The term of the Replenishment Option granted hereunder shall be ten (10) years and the Option shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in Section 8 hereof.  Subject to the accelerated vesting provisions of Sections 8 and 10 hereof, the Replenishment Option shall become exercisable in installments cumulatively with respect to 1/4th of the Optioned Stock twenty-seven (27) months after the date of grant (the “Initial Vesting Date”) and as to an additional 1/4th of the Optioned Stock each three (3) months thereafter, so that one hundred percent (100%) of the Optioned Stock shall be exercisable on the third anniversary of the date of grant; provided that the Optionee continues to serves as a Director on such dates; provided, further, that in no event shall any Option be exercisable prior to obtaining stockholder approval of the Plan.

(iv)                              Prorated Replenishment Option.

(C)                                Grant.  Each Outside Director who is granted a Directors’ First Option in a meeting of the Board in either the first (1st), second (2nd) or fourth (4th) quarters of any fiscal year, shall automatically be granted a “Prorated Replenishment Option” (as defined below) on the date of the following 3rd Quarter Meeting.  A Prorated Replenishment Option shall mean an option to purchase:  (i) eleven thousand two hundred and fifty (11,250) Shares, if the grant date of the Directors’ First Option is the date of the meeting of the Board in the first (1st) quarter of the Company’s fiscal year (the “First Quarter Prorated Replenishment Option”; (ii) five thousand six hundred and twenty-five (5,625) Shares if the grant date of the Directors’ First Option is the date of the meeting of the Board in the second (2nd) quarter of the Company’s fiscal year (the “Second Quarter Prorated Replenishment Option”); or (iii)  sixteen thousand eight hundred and seventy-five (16,875) Shares, if the grant date of the Directors’ First Option is the date of the meeting of the Board in the fourth (4th) quarter of the Company’s fiscal year (the “Fourth Quarter Prorated Replenishment Option”).

(D)                               Terms. The term of the Prorated Replenishment Option granted hereunder shall be ten (10) years and the Option shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in Section 8 hereof.  Subject to the accelerated vesting provisions of Sections 8 and 10 hereof, the First Quarter Prorated Replenishment Option shall become exercisable in installments cumulatively with respect to 1/2 of the Optioned Stock thirty-three (33) months after the date of grant and as to the remaining 1/2 three (3) months thereafter. Subject to the accelerated vesting provisions of Sections 8 and 10 hereof, the Second Quarter Prorated Replenishment Option shall become exercisable in full thirty-six (36) months after the date of grant. Subject to the accelerated vesting provisions of Sections 8 and 10 hereof, the Fourth Quarter Prorated Replenishment Option shall become exercisable in installments cumulatively with respect to 1/3 of the Optioned Stock thirty (30) months after the date of grant and as to an additional 1/3 of the Optioned Stock each three (3) months thereafter; provided that, with respect to any Prorated Replenishment Option, the Optionee continues to serves as a Director on such dates; provided, further, that in no event shall any Option be exercisable prior to obtaining stockholder approval of the Plan.

(v)                                 Adjustment Option.

(A)          Grant.  Each Outside Director who remains as such through the date of the 3rd Quarter Meeting in fiscal year 2006 and who has not received (and is not due to receive) a Directors’ First Option on or after the date of the annual stockholder meeting in 2006 shall, on the date of such meeting, receive an additional one-time Option to purchase eighteen thousand (18,000) Shares (the “Adjustment Option”).

(B)                                Terms.  The term of the Adjustment Option shall be ten (10) years and the Option shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in Section 8 hereof.  Subject to the accelerated vesting provisions of Sections 8 and 10 hereof, the Adjustment Option shall become exercisable in installments cumulatively with respect to 25% of the Optioned Stock on the date of grant, and as to an additional 1/16th of the Optioned Stock each three (3) months thereafter, so that one hundred percent (100%) of the Optioned Stock shall be exercisable on the third anniversary of the date of grant; provided that the Optionee continues to serves as a Director on such dates; provided, further, that in no event shall any Option be exercisable prior to obtaining stockholder approval of the Plan.

(vi)                              In the event that any Option granted under the Plan would cause the number of Shares subject to outstanding Options plus the number of Shares previously purchased under Options to exceed the Pool, then, unless additional shares have become available under the Plan, the remaining Shares available for Option grant shall be granted under Options to the Outside Directors on a pro rata basis.  No further grants shall be made until such time, if any, as additional Shares become available for grant under the Plan through an increase in the number of Shares which may be issued under the Plan or through cancellation or expiration of Options previously granted hereunder.

(c)                                  Powers of the Board.  Subject to the provisions and restrictions of the Plan, the Board shall have the authority, in its discretion:  (i) to determine, upon review of relevant information and in accordance with Section 2(i) of the Plan, the Fair Market Value of the Common Stock; (ii) to interpret the Plan; (iii) to prescribe, amend and rescind rules and regulations relating to the Plan; (iv) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted hereunder; (v) to extend the length of time an Option remains exercisable after the termination of an Optionee’s status as a Director; and (vi) to make all other determinations deemed necessary or advisable for the administration of the Plan.

(d)                                 Effect of Board’s Decision.  All decisions, determinations and interpretations of the Board shall be final.

5.                                       Eligibility.  Options may be granted only to Outside Directors.  All Options shall be automatically granted in accordance with the terms set forth in Section 4(b) hereof.

The Plan shall not confer upon any Optionee any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate the Director’s relationship with the Company at any time.

6.                                       Term of Plan.  The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company as described in Section 16 of the Plan.  It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 11 of the Plan.

7.                                       Exercise Price and Consideration.

(a)                                  Exercise Price.  The per Share exercise price for Optioned Stock shall be 100% of the Fair Market Value per Share on the date of grant of the Option.

(b)                                 Form of Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Board and may consist of (i) cash, (ii) check, (iii) other shares which (x) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (iv) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, or (v) any combination of the foregoing methods of payment.

8.                                       Exercise of Option.

(a)                                  Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable at such times as are set forth in Section 4(b) hereof; provided, however, that no Options shall be exercisable until stockholder approval of the Plan in accordance with Section 16 hereof has been obtained.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company.  Full payment may consist of any consideration and method of payment allowable under Section 7(b) of the Plan.  Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option.  A share certificate for the number of Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 10 of the Plan.

Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)                                 Termination of Continuous Status as a Director.  Subject to Section 10 hereof, in the event an Optionee’s Continuous Status as a Director terminates (other than upon the Optionee’s death or total and permanent disability (as defined in Section 22(e)(3) of the Code)), the Optionee may exercise his or her Option, but only within three (3) months from the date of such termination, and only to the extent that the Optionee was entitled to exercise it at the date of such termination (but in no event later than the expiration of its ten (10) year term).  To the extent that the Optionee was not entitled to exercise an Option at the date of such termination, or to the extent that the Optionee does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

(c)                                  Disability of Optionee.  In the event Optionee’s Continuous Status as a Director terminates as a result of total and permanent disability (as defined in Section 22(e)(3) of the Code), the Optionee may exercise his or her Option, including portions not yet vested, prior to the earlier of the expiration of twelve (12) months from the date of termination or the expiration of the Option.  To the extent that the Optionee does not exercise such Option within the time specified herein, the Option shall terminate.

(d)                                 Death of Optionee.  In the event of an Optionee’s death, the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance may exercise the Option, including portions not yet vested, prior to the earlier of the expiration of twelve (12) months from the date of termination or the expiration of the Option.  To the extent that the Optionee’s estate or a person who acquired the right to exercise such Option does not exercise such Option within the time specified herein, the Option shall terminate.

9.                                       Non-Transferability of Options.  The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

10.                                 Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a)                                  Changes in Capitalization.  Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Option, the number of Shares for which Options shall be automatically granted pursuant to Section 4(b) hereof and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

(b)                                 Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised, it will terminate immediately prior to the consummation of such proposed action; provided, however, that the Company shall give each Optionee notice of such dissolution or liquidation at least thirty (30) days prior to the consummation of such dissolution or liquidation and, upon receipt of such notice, all options shall become fully exercisable.

(c)                                  Merger or Asset Sale.  In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option which is not fully exercisable shall be accelerated and become fully exercisable.

11.                                 Amendment and Termination of the Plan.

(a)                                  Amendment and Termination.  The Board may at any time amend, alter, suspend, or discontinue the Plan, but no amendment, alteration, suspension, or discontinuation shall be made which would impair the rights of any Optionee under any grant theretofore made, without his or her consent.  In addition, to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as is required.

(b)                                 Effect of Amendment, Etc.  Any such amendment, alteration, suspension or discontinuation of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended, altered, suspended or discontinued.

12.                                 Time of Granting Options.  The date of grant of an Option shall, for all purposes, be the date determined in accordance with Section 4(b) hereof.  Notice of the determination shall be given to each Outside Director to whom an Option is so granted within a reasonable time after the date of such grant.

13.                                 Conditions Upon Issuance of Shares.  Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

14.                                 Reservation of Shares.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

15.                                 Option Agreement.  Options shall be evidenced by written option agreements in such form as the Board shall approve.

16.                                 Stockholder Approval.  Effectiveness of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted.  Such stockholder approval shall be obtained in the degree and manner required under applicable state and federal law and any stock exchange rules.

PROXY

LATTICE SEMICONDUCTOR CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS, MAY 2, 2006

The undersigned stockholder of LATTICE SEMICONDUCTOR CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 3, 2006, and hereby appoints Stephen A. Skaggs and Jan Johannessen, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Lattice Semiconductor Corporation to be held on May 2, 2006 at 1:00 p.m., Pacific Time, at our Corporate Headquarters, 5555 NE Moore Court, Hillsboro, OR 97124-6421, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

  FOLD AND DETACH HERE

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THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.					Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

FOR the nominees listed above except as noted below.		WITHHOLD authority to vote for the nominees listed above.		FOR	AGAINST	ABSTAIN
ITEM 1. ELECTION OF 01 Daniel S. Hauer 02 Balaji Krishnamurthy	☐	☐	ITEM 2– Proposal to approve amendments to the 2001 Outside Directors’ Stock Option Plan:	☐	☐	☐
as the Class II directors:			ITEM 3– Proposal to ratify the appointment of PricewaterhouseCoopers LLP as Lattice’s independent registered public accounting firm for the fiscal year ending December 30, 2006:	☐	☐	☐

In their discretion, the Proxy holders are authorized to vote upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.
Withheld for the nomimees you list below: (Write that nominee’s name in the space provided below.)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE.  IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR IDENTIFIED ABOVE, FOR THE AMENDMENTS TO THE 2001 OUTSIDE DIRECTORS’ STOCK OPTION PLAN, AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.  IF ANY OTHER BUSINESS PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF, THE PROXY HOLDERS WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OR, IF NO RECOMMENDATION IS GIVEN, IN THE DISCRETION OF THE PROXY HOLDERS.

Signature	Signature	Date	2006

(This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should so indicate.  If shares are held by joint tenants or as community property, both should sign.)

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY.

FOLD AND DETACH HERE